Beckstead and Watts, LLP
Certified Public Accountants

2425 W. Horizon Ridge Parkway
Henderson, NV 89052
702.257.1984 (tel)
702.362.0540(fax)

March 8, 2006

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the reference to the incorporation by reference therein of our report dated March 22, 2005, with respect to the financial statements of the IT&E International Group, Inc. included in its annual report for the year ended December 31, 2004 and the quarterly reports filed with the United States Securities and Exchange in the Registration Statement (Form S-8) which registers for issuance 25,000,000 shares of Common Stock of IT&E International Group, Inc. under the IT&E International Group, Inc. “2005 Equity Incentive Plan”.

Sincerely,

/s/ Beckstead and Watts, LLP

Beckstead and Watts, LLP